EXHIBIT 4.4

CRYPTOLOGIC INC.

2005 SHARE PURCHASE PLAN

CRYPTOLOGIC INC.

2005 SHARE PURCHASE PLAN

1.	Purpose.

The purpose of the CryptoLogic Inc. Share Purchase Plan (the “Plan”) is to provide eligible employees and eligible Consultants of CryptoLogic Inc. (“CryptoLogic” or the “Corporation”), and certain of its Affiliates, with added incentive in their employment with or engagement by the Corporation, by facilitating the acquisition of CryptoLogic common shares by such employees or Consultants of CryptoLogic and its Affiliates, by providing financial assistance towards the purchase or acquisition of Common Shares under the Plan, by way of purchases in the open market by the Corporation or its designated agent on behalf of Participants, thereby aligning the interests of employees and Consultants with those of CryptoLogic shareholders. Participation in the Plan is entirely voluntary and no employee or Consultant of CryptoLogic or its Affiliates is obliged, as a term or condition of employment or otherwise, to participate in the Plan, and failure to participate shall not in any way affect employment.

2.	Definitions.

For the purposes of the Plan, the following terms shall have the following meanings:

(a)

“Affiliate” shall mean (i) any corporation that is controlled, directly or indirectly by the Corporation; and (ii) any other entity in which the Corporation has an equity interest or with which the Corporation has a significant business relationship.

(b)	“Board” shall mean the board of directors of the Corporation.

(c)	“Change in Control” shall mean:

(i)

the initial acquisition by any person, or any persons acting jointly or in concert (as determined by the Securities Act (Ontario)), whether directly or indirectly, of voting securities of the Corporation which, together with all other voting securities of the Corporation held by such persons, constitutes, in the aggregate, more than 20% of all outstanding voting securities of the Corporation;

(ii)

an amalgamation, arrangement or other form of business combination of the Corporation with another corporation which results in the holders of voting securities of that other corporation holding, in the aggregate, more than 50% of all outstanding voting securities of the corporation resulting from the business combination;

(iii)

a sale, disposition, lease or exchange to or with another person or persons (other than a corporation that is a subsidiary of the Corporation as defined in the Securities Act (Ontario)) of property of the Corporation representing 50% or more of the net book value of the assets of the Corporation, determined as of the date of the most recently published audited annual or unaudited quarterly interim financial statements of the Corporation; or

(iv)

a change in the composition of the Board over any twelve month period such that more than 50% of the persons who were directors of the Corporation at the beginning of the period are no longer directors at the end of the period, unless such change is a consequence of normal attrition.

(d)	“Committee” shall mean any two members of the Compensation Committee of the Board.

(e)	“Common Shares” means common shares in the capital of the Corporation purchased under the Plan or Company Match Shares that have vested.

(f)

“Company Match Funds” means that amount of cash credited to a Participant’s Purchase Account, equal to 50% of the Participant’s contribution to the Purchase Account, subject to a maximum of $2,500 per annum per Participant.

(g)

“Company Match Shares” means Common Shares purchased with Company Match Funds that are subject to a vesting period equal to the greater of 12 months from the applicable Exercise Date and the date the Common Shares are fully paid for.

(h)	“Consultant” means a person or company, other than an employee, senior officer or director of the Corporation, that:

(i)	is engaged to provide services to the Corporation or a Designated Affiliate, other than services provided in relation to a distribution,

(ii)	provides the services under a written contract with the Corporation or a Designated Affiliate, and

(iii)	spends or will spend a significant amount of time and attention on the affairs and business of the Corporation or a Designated Affiliate,

and includes, for an individual consultant, a company of which the individual consultant is an employee or shareholder, and a partnership of which the individual consultant is an employee or partner.

(i)	“Corporation” shall mean CryptoLogic Inc., and any successor corporation thereto.

(j)

“Date of Termination” shall mean the actual date of termination of employment of the employee, and excludes any period during which the employee is in receipt of or is eligible to receive any statutory, contractual or common law notice or compensation in lieu thereof or severance or damage payments following the actual date of termination; “Date of Termination” also includes the actual date on which a Participant ceases to be an Eligible Employee.

(k)	“Designated Affiliate” shall mean any Affiliate which has been designated by the Committee as eligible to participate in the Plan with respect to its eligible employees.

(l)	“Eligible Consultant” means a Consultant that has been approved for participation by the Committee.

(m)	“Eligible Employee” means, subject to Section 3 hereof, full time employees of CryptoLogic and Designated Affiliates.

(n)	“Eligible Participant” means an Eligible Employee or Eligible Consultant of CryptoLogic and Designated Affiliates.

(o)	“Exercise Date” shall mean the last day of an Offering Period on which the Toronto Stock Exchange is open for business.

(p)

“Fair Market Value” of the Common Shares shall mean the weighted average trading price of the Common Shares as reported on the Toronto Stock Exchange for the ten trading days immediately preceding the date as of which such value is being determined, or if there shall be no reported transactions for such date, on the next preceding date for which transactions are reported, and if the Common Shares are not then listed on the Toronto Stock Exchange, on such other stock exchange where the average trading volume of the Common Shares in the immediately preceding month has been highest.

(q)	“Holding Company” means a holding company owned and controlled by an Eligible Participant.

(r)	“Offering Period” means the period of eleven consecutive business days in each quarter designated by the Committee in which Eligible Employees may elect to participate in the Plan.

(s)

“Participant” means an Eligible Employee or Eligible Consultant who has elected on his or her own behalf or on behalf of his or her RRSP or on behalf of his or her Holding Company to participate in the Plan by submitting a Share Purchase Plan Agreement.

(t)	“Purchase Account” has the meaning ascribed to it in paragraph 6(a) hereof.

(u)

“Purchase Price” of a Common Share shall mean the Fair Market Value of a Common Share on the day preceding the Exercise Date within an Offering Period. If such price contains a fraction of one tenth of one cent, the Purchase Price shall be increased to the next higher tenth of one cent.

(v)	“Regulations” means the regulations made pursuant to this Plan, as same may be amended from time to time.

(w)	“Share Purchase Plan Agreement” means an agreement to purchase shares under the Plan in accordance with the Regulations.

3.	Eligibility

(a)

Eligible Participants. For any Offering Period participation in the Plan shall be open to each employee of the Corporation or any Designated Affiliate, provided that to be eligible such employee must have at least six months continuous employment with the Corporation or an Affiliate and must customarily work for at least 20 hours per week as of the first day of any such Offering Period, and those Consultants as determined to be eligible by the Committee. No right to purchase Common Shares hereunder shall accrue under the Plan in favor of any person who is not an Eligible Participant as of the first day of the relevant Offering Period. For purposes of the Plan, the term “employee” shall not include any individual who performs services for the Corporation or any Designated Affiliate pursuant to an agreement (written or oral) that classifies such individual’s relationship with the Corporation or any Designated Affiliate as other than an employee of the Corporation or any Designated Affiliate, regardless of whether such individual is at any time determined to be an employee of the Corporation or any Designated Affiliate.

(b)	Eligible Purchases. The Corporation reserves the right to accept or reject purchases of less than 100 common shares.

4.	Effective Date of Plan.

The Plan shall become effective on February 9, 2005

5.	Participation During an Offering Period.

Each Eligible Participant shall be granted the right to participate in the Plan on the first day of each Offering Period, which right shall be exercised automatically on the Exercise Date for such Offering Period, for each Eligible Participant that enrolls in the Plan during the Offering Period.

6.	Basis of Participation.

(a)     Enrolment: Payroll Deduction, Cash Payment and Contribution Limits. Subject to the Regulations and compliance with applicable rules prescribed by the Committee, each Eligible Participant shall be entitled to enroll in the Plan as of the first day of any Offering Period which begins on or after such employee or Consultant has become an Eligible Participant.

To enroll in the Plan, an Eligible Participant shall make a request in accordance with the Regulations, to the Corporation or its designated agent, at the time and in the manner prescribed by the Committee, specifying the number of shares to be purchased which will be used to calculate the amount payable to the Corporation by bank draft or certified cheque, or with respect to employees only, the amount of payroll deduction to be applied to the compensation paid to the employee by the employee’s employer while the employee is a Participant in the Plan. Unless otherwise determined by the Committee, the aggregate contribution that an Eligible Participant may make shall not exceed 10%, or such higher amount not exceeding 15%, of the Participant’s annual compensation (before withholding or other deductions) paid to him or her during the Offering Period by the Corporation or any Designated Affiliates, such annual compensation calculated on a rolling 12-month basis. The Committee may adopt rules with respect to rounding up or rounding down the number of shares purchased under the Plan, for any Participant, in a manner consistent with the Participant’s participation limit under the Plan. Subject to compliance with applicable rules and Regulations prescribed by the Committee, the Participant’s request shall become effective on the first day of the Offering Period following the day the Corporation or its designated agent receives such request.

The amount of each payroll deduction specified in such request for each such payroll period shall be a whole percentage of a Participant’s compensation, unless otherwise determined by the

Committee to be a whole dollar amount, in either case not to exceed 10% (the aggregate contribution that an Eligible Participant may make shall not exceed such higher percentage, not to exceed 15%, as may be determined by the Committee), of the Participant’s annual compensation (before withholding or other deductions) paid to him or her during the Offering Period by the Corporation or any Designated Affiliates, such annual compensation calculated on a rolling 12-month basis. Payroll deductions (and any other amount paid under the Plan) shall be made for each Participant in accordance with such Participant’s request until such Participant’s participation in the Plan terminates, such Participant makes a new request that changes the amount of payroll deductions, the Participant elects to suspend his or her participation in the Plan, or the Plan terminates, all as hereinafter provided.

A Participant may change the amount of his or her payroll deduction effective as of the first day of any Offering Period by so directing the Corporation or its designated agent at the time and in the manner specified by the Committee. The Committee may establish rules and Regulations limiting the frequency with which Participants may change, discontinue and resume payroll deductions under the Plan and may impose a waiting period on Participants wishing to resume payroll deductions following discontinuance. The Committee also may change the rules and Regulations regarding discontinuance of participation or changes in participation in the Plan. Except to the extent otherwise determined by the Committee, a Participant may not change the amount of his or her payroll deduction effective as of any date other than the first day of a Offering Period, except that a Participant may elect to suspend his or her participation in the Plan as provided in Section 8.

Payroll deductions for or cash payments from each Participant shall be credited to a purchase account established and maintained on behalf of the Participant on the books of the Participant’s employer or such employer’s designated agent, or in the case of a Consultant, such Consultant’s engaging party or such engaging party’s designated agent (a “Purchase Account”). Unless otherwise specified by the Committee, payroll deductions or cash payments shall be credited to a Participant’s Purchase Account in local currency. On each Exercise Date, the amount in each Participant’s Purchase Account together with the Company’s Matching Funds will be converted into Canadian dollars and will be applied to purchase on the Toronto Stock Exchange that number of Common Shares determined by dividing the Canadian dollar amount by the Purchase Price. No interest shall accrue at any time for any amount credited to a Purchase Account of a Participant except where otherwise required by local law as determined by the Committee.

(b)	Methods of Participation.

(i) The Committee may, in its discretion, establish additional procedures whereby Eligible Participants may participate in the Plan by means other than payroll deduction, including, but not limited to, delivery of funds by Participants in a lump sum or automatic charges to Participants’ bank accounts. Any method of participating shall be subject to such rules and conditions as the Committee may establish from time to time. The Committee may at any time amend, suspend or terminate any participation procedures established pursuant to this paragraph without prior notice to any Participant or Eligible Participant.

(ii) The Committee may, subject to Part 6 of the Toronto Stock Exchange Rule Book, post to the account it may establish for each Eligible Participant without charge, that number of shares that it may purchase from time to time through the facilities of the Toronto Stock Exchange for bonus or other incentive awards to Eligible Participants.

7.	Purchase Accounts, Certificates and Corporation’s Matching Contribution.

The Common Shares and Company Match Shares purchased on an Exercise Date by or for a Participant, as the case may be, shall be posted to such Participant’s Purchase Account as soon as practicable after, and credited to such Participant’s Purchase Account as of, such Exercise Date. Except as provided in Sections 8 and 9, a Participant will be issued his or her share certificate(s) when his or her participation in the Plan is terminated or the Plan is terminated, unless the Participant requests delivery of a certificate representing shares that have been fully paid for by the Participant, or in the case of Company Match Shares, vested pursuant to the Plan, in which case, the Participant will be entitled to receive such certificate(s) as soon as practicable following the Participant’s request.

Participants may obtain information on their Purchase Accounts by contacting the administrator of the Plan or its duly designated delegate at any time. In addition, information regarding the entries made to each Participant’s Purchase Account, the number of Common Shares or Company Match Shares purchased and the applicable Purchase Price shall be made available, either in writing or electronically, to each Participant on a quarterly basis or more frequently as determined by the Committee. The maximum number of Common Shares that may be purchased by a Participant for an Offering Period shall be determined under Section 3.

The Committee may permit or require that Common Shares not fully paid for by the Participant or Company Match Shares be deposited directly with a broker designated by the Committee (or a broker selected by the Committee) or to a designated agent of the Corporation, and the Committee may utilize electronic or automated methods of share transfer. The Committee may require that shares not fully paid for by the Participant or Company Match Shares be retained with such broker or agent for a designated period of time (and may restrict dispositions during that period) or may establish other procedures to permit tracking of disqualifying dispositions of such shares or to restrict transfer of such shares. Payroll deductions will be applied, subject to the discretion of the Committee, to reduce any amounts owing by the Participant under the Plan.

Dividends (including stock dividends and dividends in kind) or other distributions on the Common Shares or Company Match Shares purchased pursuant to the Plan, less any applicable withholding taxes, will be credited to each Participant’s Purchase Account as of the dividend payment date or distribution date, as the case may be, and shall be delivered as soon as practicable to the Participant, except with respect to distributions on the Company Match Shares, which will be subject to vesting. The Committee may require that shares purchased under the Plan shall automatically participate in a dividend reinvestment plan or program maintained by the Corporation.

8.	Suspension or Termination of Participation.

A Participant may request the Committee to suspend his or her participation in the Plan and the Committee may grant such suspension on compassionate grounds.

Upon any suspension of participation, the Participant’s payroll deductions shall cease. The Common Shares purchased will be retained in the Participant’s Purchase Account for a period of 12 months from the commencement of the suspension, and if the Participant does not direct the Corporation to resume deductions or otherwise pay for the balance owed in full before the expiry of the 12 months, the Common Shares may, at the discretion of the Committee, be sold by the Company and the proceeds may be applied to reduce any amounts owed by the Participant under the Plan, with the excess cash credited to such Participant’s Purchase Account, less the Company Match Funds which will be returned to the Corporation. Company Match Shares credited to the Participant’s Purchase Account may, at the discretion of the Committee, continue to vest in accordance with the Plan or be sold by the Company with the proceeds of sale to be returned to the Company. A Participant who elects to suspend participation in the Plan shall be permitted to resume participation in the Plan by making a new request at the time and in the manner described in Section 6 hereof.

If the Participant dies, terminates employment with the Corporation or the Designated Affiliate for any reason, or otherwise ceases to be an Eligible Participant, such Participant’s participation in the Plan shall immediately terminate. The cash credited to such Participant’s Purchase Account on the Date of Termination (less the Company Match Funds which will be returned to the Corporation), shall be delivered as soon as practicable to such Participant or his or her beneficiary or legal representative, as the case may be, without interest (except where required by local law), and, upon the election of the Participant or his or her beneficiary or legal representative, either certificate(s) for the number of Common Shares, other than Company Match Shares, held for his or her benefit or the Fair Market Value of such shares will be delivered to such Participant, beneficiary or legal representative. Whether a termination of employment has occurred shall be determined by the Committee. The Committee may also establish rules regarding when leaves of absence or change of employment status will be considered to be a termination of employment, and the Committee may establish termination of employment procedures for the Plan which are independent of similar rules established under other benefit plans of the Corporation and its Affiliates.

If the Participant is terminated with legal cause, the Corporation may in its discretion, sell the Common Shares and apply the proceeds to extinguish any financial obligations the former employee may then have under the Plan, with the balance of any such proceeds to be remitted to the employee. Company Match Shares and Company Match Funds will not be applied to reduce any financial obligations of the former employee under the Plan.

If the Participant is terminated without legal cause, the Corporation in its discretion may withhold from any termination payment any amount owing by the employee under the Plan.

9.	Vesting.

The Committee may establish rules with respect to vesting of Company Match Shares and Company Match Funds. Once Company Match Shares have vested, they are Common Shares for purposes of the Plan.

10.	Termination or Amendment of the Plan.

The Plan shall terminate on May 1, 2014, unless earlier terminated by action of the Board or the Committee, in which case notice of such termination shall be given to all Participants, but any failure to give such notice shall not impair the effectiveness of the termination.

Such termination shall not impair any rights under the Plan that shall have vested on or prior to the date of such termination. If at any time the number of Common Shares available for purchase under the Plan in the open market are not sufficient to satisfy the number of Common Shares that could otherwise be purchased in each Purchase Account at that time, the Board or Committee may determine an equitable basis of apportioning available Common Shares among all Participants.

The Board or the Committee may amend the Plan from time to time in any respect for any reason; provided, however, no such amendment shall (a) materially adversely affect the terms and conditions under which Common Shares may be purchased under the Plan during the Offering Period in which such amendment is to be effected, or

(b) increase the maximum number of Common Shares which may be purchased under the Plan, and provided further, that no such amendment shall be of any effect unless the prior approval of the Toronto Stock Exchange, if required, has been obtained.

Upon termination of the Plan, the number of full Common Shares held for each Participant’s benefit shall be issued as soon as practicable to such Participant and the cash equivalent of any fractional share so held, and the cash, if any, credited to such Participant’s Purchase Account, shall be distributed (without interest, except where required by local law) as soon as practicable to such Participant.

11.          Change in Control.

In order to maintain the Participants’ rights in the event of any Change in Control of the Corporation, upon such Change of Control the Committee will have discretion to terminate forthwith the current Offering Period, which shall thereupon end, and the cash credited to all Participants’ Purchase Accounts shall be applied to purchase Common Shares pursuant to Sections 6 and 7, and the Plan shall immediately thereafter terminate.

12.	Non-Transferability.

Rights acquired under the Plan are not transferable and may be exercised only by a Participant, and any attempted transfer shall be null and void and without effect. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, such act shall be treated as an election by the Participant to discontinue participation in the Plan pursuant to Section 8.

13.	Shareholder’s Rights.

No Eligible Participant or Participant shall by reason of the Plan have any rights of a shareholder of the Corporation until he or she shall acquire Common Shares as herein provided. Except as otherwise provided herein, a Participant shall have the rights of a shareholder of the Corporation upon the acquisition of Common Shares under the Plan. A Participant may only exercise the voting rights attached to such Common Shares by providing voting instructions to the Committee or its designated agent.

14.	Administration of the Plan.

The Plan shall be administered by the Committee. In addition to the power to amend or terminate the Plan pursuant to Section 9, the Committee shall have full power and authority to: (i) interpret and administer the Plan and any instrument or agreement entered into under the Plan; (ii) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (iii) designate which Affiliates will participate in the Plan; and (iv) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan, including by way of illustration the delegation of any of its power and authority to one or more individuals and the exclusion of Participants obligations due to hardship. Decisions of the Committee shall be final, conclusive and binding upon all persons, including the Corporation or its Affiliates, any Participant and any other employee of the Corporation or its Affiliates. A majority of the members of the Committee may determine its actions and fix the time and place of its meetings. The Committee may delegate to one or more individuals the day-to-day administration of the Plan. The Corporation and the Designated Affiliates shall pay all expenses incurred in the administration of the Plan, as determined by the Corporation. No Board or Committee member shall be liable for any action or determination made in good faith with respect to the Plan or any rights granted thereunder.

15.	Miscellaneous.

Except as otherwise expressly provided herein, (i) any request, election or notice under the Plan from an Eligible Participant or Participant shall be transmitted or delivered to the Corporation or its designated agent and, subject to any limitations specified in the Plan, shall be effective when received by the Corporation or its designated agent and (ii) any request, notice or other communication from the Corporation or its designated agent that is transmitted or delivered to Eligible Participants or Participants shall be effective when so transmitted or delivered. The Plan, and the Corporation’s obligation to sell and deliver Common Shares hereunder, shall be subject to all applicable Canadian federal and provincial laws and foreign laws, and all rules and regulations thereunder, and to such approval by any regulatory or governmental agency as may, in the opinion of counsel for the Corporation, be required.

16.	Committee Rules for Other Jurisdictions.

The Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, conversion of local currency, payroll tax, withholding procedures, tax reporting and handling of stock certificates which vary with local requirements. Rules and procedures so adopted will be reflected in Schedule A. In the event of a discrepancy between the provisions hereof and the provisions of Schedule A applicable to a particular jurisdiction, the provisions of Schedule A shall apply in the jurisdiction so indicated.

17.	No Enlargement of Employee Rights.

Nothing contained in the Plan shall be deemed to give any Eligible Participant the right to be retained in the employ of the Corporation or any Affiliate or to interfere with the right of the Corporation or any Affiliate to discharge any Eligible Participant at any time.

18.	Limit of the Corporation’s Liability.

The Corporation shall use its best judgment in selecting the trustee, broker or agent from time to time under the Plan but neither the Corporation nor any of its directors or officers shall be under any liability or obligation with respect to any loss of or diminution in the value of the assets held under the Plan by reason of any negligent or willful act or default on such part of such trustee, broker or agent.

19.	Market Conditions.

Any and all risks resulting from any market fluctuations or conditions of any nature and affecting the price of Common Shares are assumed by the Participant.

20.	Schedules.

The schedules attached hereto shall form an integral part of this Plan. When the Committee designates an Affiliate as eligible to participate in the Plan, the Committee may amend the schedules as required to address such eligibility requirements, limitations and distinctions as may be mandated by local law or as may facilitate compliance with local law in respect of the employees of such newly designated Affiliate.

21.	Regulations.

This Plan is subject to the Regulations that may be adopted by the Committee from time to time.

22.	Governing Law.

The Plan, any related agreements (such as an enrollment form), and all determinations made and actions taken pursuant thereto, shall be governed by the laws of the province of Ontario and construed in accordance therewith without giving effect to principles of conflicts of law.

Schedule “A”

CRYPTOLOGIC INC.

2005 SHARE PURCHASE PLAN

REGULATIONS

1.	In these Regulations, words defined in this Plan and not otherwise defined herein will have the same meaning as set forth in this Plan.
2.

Subject to the Plan and to any determination to the contrary by the Committee from time to time, participation may be initiated by the delivery to the Vice-President, Human Resources of the Corporation of a duly completed Share Purchase Plan Agreement in the form of Schedule “B”, as the same may be amended from time to time.

3.

Unless otherwise determined by the Board, “Offering Period” will be in effect for the eleven business day period commencing on the second business day following public disclosure of the Corporation’s interim quarterly or year end financial statements.

4.

For the purposes of this regulation, Participants who have purchased Common Shares, either (i) by bank draft or certified cheque or (ii) on an installment basis through regular payable deductions (“Payroll Plan”), shall be deemed to have purchased their Common Shares on the last date of the Offering Period during which the Participant purchased their Common Shares, pursuant to a Share Purchase Plan Agreement.

5.
(a)

Until otherwise determined by the Committee, if a Participant elects to pay for the Shares under a Payroll Plan, the Corporation (or the applicable Affiliate) will deduct substantially equivalent amounts from payments to the Participant so that the full amount of the purchase price will be paid by the Participant by the end of the twelfth month following the last day of the month of the Open Period during which the Participant purchased Common Shares under the Plan (the “Installment Period”). For example, if a Participant purchased Common Shares under the Plan during an Open Period in ● 2005, the deductions will be calculated such that the purchase price for the Shares will have been paid in full by ●, 2005.

(b)

Until otherwise determined by the Committee, a Participant may at any time and from time to time prior to the expiry of the Installment Period, pay in full, the total balance outstanding to the Corporation for the

Schedule “A”	1

purchase of all Common Shares, as specified in the Participant’s Share Purchase Plan Agreement.

6.

If the legal representative of a Participant who has died exercises the purchase rights of the Participant or the Participant’s RRSP or the Participant’s Holding Company in accordance with the terms of the Plan, the Corporation will have no obligation to issue the Common Shares until evidence satisfactory to the Corporation has been provided by the legal representative that the legal representative is entitled to act on behalf of the Participant or his RRSP or Holding Company to purchase the Common Shares under this Plan.

7.

Share certificates representing the number of Common Shares in respect of which purchases have been made by a Participant under the Plan will be issued only upon payment in full of the relevant purchase price. These share certificates will be held for safekeeping by the Secretary of the Corporation, unless the Participant directs the Secretary otherwise.

Schedule “A”	2

Schedule “B”

CRYPTOLOGIC INC.

2005 SHARE PURCHASE PLAN

SHARE PURCHASE PLAN AGREEMENT

[To be attached]

Schedule “B”	1